UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 2, 2016
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2016, The Hershey Company (the “Company”) announced that Michele G. Buck has been appointed to serve as the Company’s Executive Vice President, Chief Operating Officer, effective immediately. In this role, Ms. Buck will continue to lead the Company’s day-to-day North American operations and will now oversee the Company’s operations in Central and South America. The Company’s global supply chain, sales, marketing, innovation, research and development, and consumer and shopper analytics and insights capabilities will also report to Buck.

Ms. Buck, age 54, joined the Company in April 2005 as Senior Vice President and President, U.S. Snacks. In November 2005, she assumed the role of Senior Vice President, Chief Marketing Officer, U.S. Commercial Group and was promoted to Senior Vice President, Global Chief Marketing Officer in December 2007. Ms. Buck served as the Company’s Senior Vice President, Chief Growth Officer from September 2011 through May 2013, and was then promoted to President, North America, the position she held immediately prior to her promotion to Chief Operating Officer.

In recognition of her promotion, Ms. Buck’s annual base salary was increased to $750,000 and her target annual incentive award opportunity under the One Hershey Incentive Program of the Company’s Equity and Incentive Compensation Plan (“EICP”) was increased to 90% of her base salary, in each case effective June 2, 2016. In addition, Ms. Buck’s target long-term incentive award opportunity under the long-term incentive program of the EICP was increased to 230% of her base salary, also effective June 2, 2016.

Additional information regarding the Company’s executive compensation programs, including information about the One Hershey Incentive Program and the EICP, can be found in the Company’s 2016 proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERSHEY COMPANY

Date: June 2, 2016	By: /s/ Leslie M. Turner
Leslie M. Turner Senior Vice President, General Counsel and Secretary